Exhibit 99.1

Sterling Bancorp Reports First Quarter 2021 Financial Results

Southfield, Michigan, May 3, 2021 — Sterling Bancorp, Inc. (NASDAQ: SBT) (“Sterling” or the “Company”), the holding company of Sterling Bank and Trust, F.S.B. (the “Bank”), today reported unaudited financial results for its first quarter ended March 31, 2021.

First Quarter Highlights

•	Net income of $2.3 million, or $0.05 per diluted share
•	Net interest margin of 2.45%
•	Non-interest expense of $21.3 million, including $8.8 million of professional fees
•	Recovery for loan losses of $0.7 million; ratio of allowance for loan losses to total loans held for investment of 2.92%
•	Shareholders’ equity of $321.9 million
•	Bank capital ratios continue to be in excess of minimum ratios required to be considered “well-capitalized” with a leverage ratio of 9.60%, a total risk-based capital ratio of 22.66% and a common equity tier one ratio of 21.37%
•	The Company’s consolidated leverage ratio of 8.34%, total risk-based capital ratio of 23.52% and common equity tier one ratio of 18.48% continue to exceed minimum regulatory capital requirements
•	Total deposits of $2.889 billion
•	Total loans held for investment of $2.461 billion
•	Total loan originations of $46.9 million
•	Nonperforming loans and troubled debt restructurings were $91.2 million (or 3.71% of total loans held for investment) compared to $94.7 million (or 3.78% of total loans held for investment) at December 31, 2020

The Company reported net income of $2.3 million, or $0.05 per diluted share, for the quarter ended March 31, 2021, compared to net loss of $11.7 million, or $(0.23) per diluted share, for the quarter ended December 31, 2020.

Thomas M. O’Brien, Chairman, President, and Chief Executive Officer commented on the Company’s results, “We begin 2021 still facing some legacy headwinds including previously disclosed investigations. There has been some recent activity in that area which mostly centers around individuals who are no longer with Sterling. We anticipate that in the coming months we will see additional such activity, and, in all such cases, the Company continues to offer its full cooperation to the governmental authorities. We will continue to experience the impact of these conditions through elevated expenses for various professional services. Notwithstanding the foregoing, the Company is making meaningful progress in remediating the many regulatory and internal control challenges that it has faced. I anticipate continued progress throughout the remainder of 2021 in each of the key areas of concern.”

As disclosed on April 19, 2021, the Company entered into the final settlement agreement settling the securities class action lawsuit related to our disclosures regarding our residential lending practices that were made in connection with our initial public offering and subsequent filings and releases. The agreement provides for a single $12.5 million cash payment in exchange for the release of all defendants from all alleged claims and remains subject to final court approval and other conditions. The full amount of the settlement will be paid by the Company’s insurance carriers under applicable insurance policies.

Mr. O’Brien said, “Litigation is always time-consuming and expensive. The final settlement agreement represents a favorable conclusion to the securities action and puts one more impediment into the rearview mirror.”

Balance Sheet

Total Assets – Total assets of $3.694 billion as of March 31, 2021 reflected a decrease of $220.0 million, or 6%, from $3.914 billion at December 31, 2020.

Liquid assets, comprising cash and due from banks and investment securities, decreased $170.5 million, or 13%, to $1.133 billion compared to $1.303 billion at December 31, 2020.

Total loans held for investment of $2.461 billion as of March 31, 2021 reflected a decline of $45.3 million, or 2%, from $2.507 billion at December 31, 2020. Loan repayments outpaced loan production for the quarter ended March 31, 2021. The impact of the excess loan repayments was partially offset by the repurchase of Advantage Loan Program loans totaling $87.9 million, pursuant to previously disclosed offers to repurchase 100% of previously sold Advantage Loan Program loans from third-party investors. The repurchased Advantage Loan Program loans were evaluated and considered to be performing at the acquisition date. Cash utilized in the repurchase helped reduce our excess liquidity position.

Total Deposits – Total deposits of $2.889 billion as of March 31, 2021 reflected a decrease of $209.7 million, or 7%, compared to $3.099 billion as of December 31, 2020. Money market, savings and NOW deposits of $1.345 billion at March 31, 2021 reflected a decrease of $48.7 million, or 3%, compared to $1.394 billion as of December 31, 2020. Time deposits of $1.482 billion at March 31, 2021 reflected a decrease of $164.4 million, or 10%, compared to $1.647 billion as of December 31, 2020. Non-interest bearing deposits of $61.8 million at March 31, 2021 reflected an increase of $3.3 million, or 6%, compared to $58.5 million as of December 31, 2020. Brokered deposits included in time deposits were $35.0 million at March 31, 2021 and were $42.8 million at December 31, 2020.

Capital – Total shareholders’ equity was $321.9 million as of March 31, 2021 compared to $319.6 million at December 31, 2020. The Bank exceeded all regulatory capital requirements required to be considered “well-capitalized” as of March 31, 2021, and the Company exceeded all applicable minimum regulatory capital requirements as of such date, as summarized in the following tables:

	Adequately Capitalized	Company Actual at March 31, 2021
Total adjusted capital to risk-weighted assets	8.00%	23.52%
Tier 1 (core) capital to risk-weighted assets	6.00%	18.48%
Common Tier 1 (CET 1)	4.50%	18.48%
Tier 1 (core) capital to adjusted tangible assets	4.00%	8.34%

	Adequately Capitalized	Bank Actual at March 31, 2021
Total adjusted capital to risk-weighted assets	10.00%	22.66%
Tier 1 (core) capital to risk-weighted assets	8.00%	21.37%
Common Tier 1 (CET 1)	6.00%	21.37%
Tier 1 (core) capital to adjusted tangible assets	5.00%	9.60%

Asset Quality and Provision for Loan Losses – A recovery for loan losses of $(0.7) million was recorded for the first quarter of 2021 compared to a provision for loan losses of $27.6 million for the immediately prior quarter. The allowance for loan losses at March 31, 2021 was $71.9 million, or 2.92% of total loans held for investment, compared to $72.4 million, or 2.89% of total loans held for investment, at December 31, 2020.

Net recoveries during the first quarter of 2021 were $0.2 million compared to net charge offs of $3.5 million in the fourth quarter of 2020. Net charge offs in the fourth quarter of 2020 primarily reflected the write-downs of our recorded investment in nonperforming residential mortgage loans reclassified as held for sale. Nonperforming residential mortgage loans held for sale at March 31, 2021 totaled $18.6 million.

Nonperforming assets at March 31, 2021 totaled $110.0 million, or 2.98% of total assets, compared to $114.3 million, or 2.92% of total assets, at December 31, 2020. Nonperforming assets at March 31, 2021 included $83.6 million of nonperforming loans held for investment, $18.6 million of nonaccrual loans held for sale and $7.6 million of troubled debt restructurings. Nonperforming assets at December 31, 2020 included $86.5 million of nonperforming loans held for investment, $19.4 million of nonaccrual loans held for sale and $8.2 million of troubled debt restructurings. Total gross loans delinquent 30 days or more decreased during the first quarter of 2021 to $163.2 million, or 6.6% of total gross loans, from $174.6 million, or 6.8% of total gross loans, at December 31, 2020.

“Our concerns around credit quality remain centered in the commercial and construction portfolios. We continue to work with borrowers in these categories to protect the interests of the Bank and to find commercially reasonable solutions. In several of the construction loan cases, we are dealing with recently completed projects where the property is now being marketed for sale. As noted in previous earnings reports, we are generally dealing with a legacy of risk acceptance levels that have since been brought in line with our risk appetite. While the Bank experienced recoveries to the allowance in the first quarter of 2021, I continue to anticipate some elevated level of charge-offs in the future. We believe that, at this time, management has reviewed and properly risk rated the bulk of the commercial portfolio and identified areas of weakness that require heightened oversight,” said O’Brien.

While the principal balance of loans modified due to the economic effects of the COVID-19 pandemic and still in forbearance declined from peak levels in 2020, we continue to work together with our borrowers as circumstances permit. Residential real estate forbearances increased $9.6 million during the first quarter of 2021 from $10.7 million at December 31, 2020 to $20.3 million at March 31, 2021. This increase was primarily attributable to eleven loans totaling $8.4 million, whose initial forbearance period expired by December 31, 2020, but whose borrowers subsequently requested and were granted an extension of forbearance in the first quarter of 2021, and the repurchase of previously sold loans totaling $1.7 million that were under forbearance. Two commercial real estate loans totaling $13.2 million and one construction loan totaling $7.4 million entered forbearance during the first quarter of 2021 and one commercial real estate loan totaling $4.2 million exited forbearance during the first quarter of 2021. Total loans in forbearance as of March 31, 2021 were $41.9 million, or 1.70%, of total loans held for investment.

Forbearance Composition	March 31, 2021	December 31, 2020	March 31, 2020
Residential real estate	$20,298	$10,729	$70,288
Commercial real estate	14,129	5,056	-
Construction	7,428	-	-
Total loans in forbearance	$41,855	$15,785	$70,288
Loans in forbearance to total loans held for investment	1.70%	0.63%	2.47%

Results of Operations

Net Interest Income and Net Interest Margin – Net interest income during the first quarter of 2021 was $23.2 million compared to $24.4 million during the fourth quarter of 2020 and $28.6 million during the first quarter of 2020. The net interest margin of 2.45% for quarter ended March 31, 2021 decreased from the immediately prior quarter’s net interest margin of 2.51% and same quarter of last year of 3.57%. The declines in net interest income and net interest margin were due primarily to a decline in the average balance of our loan portfolio of $141.4 million from $2.608 billion in the fourth quarter of 2020 to $2.467 billion in the first quarter of 2021, or from 67% to 65% of average interest earning assets, while the average balance of lower-yielding securities and other interest-earning liquid assets in the first quarter of 2021 of $1.331 billion reflected an increase of $55.2 million compared to $1.275 billion in the fourth quarter of 2020, or from 33% to 35% of average interest earning assets. Net interest margin was also impacted by a decrease in the average rate on interest earning assets of 21 basis points, partially offset by a decrease in the cost of average interest-bearing liabilities of 14 basis points, as compared to the immediately prior quarter, reflecting the balance sheet mix shift and the impact of the current low interest rate environment.

Non-Interest Income – Non-interest income for the first quarter of 2021 was $0.5 million, a $0.9 million, or 67%, decrease from $1.4 million for the immediately prior quarter. The decrease from the fourth quarter of 2020 was partly attributable to a decrease of net servicing income of $0.3 million due to lower volume of loans serviced and the increased amortization on mortgage servicing rights due to the loan repurchases, the impact of which was partially offset by an increase in long-term interest rates, which increased the value of mortgage servicing rights. Gain on sale of loans decreased as fewer loans were sold into the secondary market. Non-interest income also decreased due to the elimination of the investment management and advisory fee income as a result of the previously disclosed sale of QCM, LLC.

Non-Interest Expense – Non-interest expense of $21.3 million for the first quarter of 2021 reflected an increase of $6.5 million, or 44%, compared to $14.9 million for the fourth quarter of 2020. The increase was primarily due to a $10 million net recovery of the contingent loss liability related to previously disclosed litigation and investigations stemming from the Advantage Loan Program that reduced non-interest expense in the fourth quarter of 2020. The increase in non-interest expense also reflects $0.4 million increase in other expenses. These increases were offset in part by a $2.7 million decrease in the provision for mortgage repurchase liability and a $1.2 million decrease in salaries and employee benefits. The decrease in the provision for mortgage repurchase liability was primarily due to a $2.5 million provision for mortgage repurchase liability recorded during the immediately prior quarter in anticipation of future repurchase demand compared to a $0.2 million net recovery of mortgage repurchase liability recorded during the first quarter of 2021, reflecting a decrease in unpaid principal balance of residential real estate loans sold due to the repurchase of $87.9 million of Advantage Loan Program loans and continued principal payments. Professional fees, including legal and consulting expenses related to our regulatory compliance efforts and the ongoing litigation and government investigations, remained elevated during the first quarter of 2021.

Non-interest expense increased $7.1 million, or 50%, from the same quarter last year. The increase was primarily due to increased professional fees, including legal and consulting expenses and increased salaries and employee benefits, as the Company worked to resolve outstanding compliance issues.

Mr. O’Brien said, “While non-interest expense remains elevated for the first quarter of 2021, there is a decline when one parses the numbers from the fourth quarter of 2020. Our fourth quarter included a $10 million recovery, so after adjusting that out there is a decline in the run rate of our expenses. We continue to work towards expediting all of the remedial requirements that the Company faces in an effort to control these large costs and allow us to focus more on the business.”

Agreement to Sell Bellevue, Washington Branch

On March 19, 2021, the Company entered into an agreement to sell its Bellevue, Washington branch office, including all deposit accounts, branch premises and equipment, and the agreement provides that the buyer intends to offer employment to all associated staff. The closing of the transaction, subject to applicable regulatory approvals and other customary closing conditions, is expected to occur in the second quarter of 2021.

Mr. O’Brien said, “We were particularly pleased to announce the agreement for the sale of our branch in the state of Washington to First Federal. Sterling was stretched too far geographically here. The scale and effort required to grow in that market was not a strategy appropriate for Sterling, yet in First Federal we have the ideal partner for our valued employees and customers.”

Conference Call and Webcast

Management will host a conference call on Monday, May 3, 2021 at 11:00 a.m. Eastern Time to discuss the Company’s unaudited financial results for the quarter ended March 31, 2021. The conference call number for U.S. participants is (833) 535-2201 and the conference call number for participants outside the United States is (412) 902-6744. Additionally, interested parties can listen to a live webcast of the call in the “Investor Relations” section of the Company’s website at www.sterlingbank.com. An archived version of the webcast will be available in the same location shortly after the live call has ended.

A replay of the conference call may be accessed through May 10, 2021 by dialing (877) 344-7529, using conference ID number 10153452.

About Sterling Bancorp, Inc.

Sterling Bancorp, Inc. is a unitary thrift holding company. Its wholly owned subsidiary, Sterling Bank and Trust, F.S.B., has primary branch operations in San Francisco and Los Angeles, California, New York City and Bellevue, Washington. Sterling offers loan products to the residential and commercial markets, as well as retail and business banking services. Sterling also has an operations center and a branch in Southfield, Michigan. For additional information, please visit the Company’s website at http://www.sterlingbank.com.

Forward-Looking Statements

This press release contains certain statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future that are intended to be covered by the protections provided under the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would,” “annualized” and “outlook,” or the negative versions of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and they are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. The risks, uncertainties and other factors detailed from time to time in our public filings, including those included in the disclosures under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 26, 2021, subsequent periodic reports and future periodic reports, could affect future results and events, causing those results and events to differ materially from those views expressed or implied in the Company’s forward-looking statements. Should one or more of the foregoing risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those projected in, or implied by, such forward-looking statements. Accordingly, you should not place undue reliance on any such forward-looking statements. The Company disclaims any obligation to update, revise, or correct any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise.

Investor Contact:

Sterling Bancorp, Inc.

Stephen Huber

Chief Financial Officer

(248) 351-3428

shuber@sterlingbank.com

Sterling Bancorp, Inc.

Consolidated Financial Highlights (Unaudited)

	At and for the Three Months Ended
(dollars in thousands, except per share data)	March 31, 2021	December 31, 2020	March 31, 2020
Net income (loss)	$2,325	$(11,693)	$(4,030)
Income (loss) per share, diluted	$0.05	$(0.23)	$(0.08)
Net interest income	$23,227	$24,370	$28,642
Net interest margin	2.45%	2.51%	3.57%
Non-interest income	$453	$1,373	$529
Non-interest expense	$21,334	$14,856	$14,235
Loans, net of allowance for loan losses	$2,389,599	$2,434,356	$2,799,645
Total deposits	$2,889,232	$3,098,966	$2,645,293
Nonperforming loans	$83,578	$86,470	$16,356
Allowance for loan losses to total loans	2.92%	2.89%	1.50%
Allowance for loan losses to nonperforming loans	86%	84%	261%
Provision (recovery) for loan losses	$(737)	$27,592	$20,853
Net charge offs (recoveries)	$(221)	$3,463	$(30)
Return on average assets	0.24%	(1.19)%	(0.49)%
Return on average shareholders' equity	2.87%	(13.92)%	(4.73)%
Efficiency ratio	90.09%	57.71%	48.80%
Capital Ratios
Regulatory and Other Capital Ratios— Consolidated:
Total adjusted capital to risk-weighted assets	23.52%	22.58%	21.15%
Tier 1 (core) capital to risk-weighted assets	18.48%	17.68%	16.76%
Common Tier 1 (CET 1)	18.48%	17.68%	16.76%
Tier 1 (core) capital to adjusted tangible assets	8.34%	8.08%	9.95%

Regulatory and Other Capital Ratios—Bank:
Total adjusted capital to risk-weighted assets	22.66%	21.56%	20.37%
Tier 1 (core) capital to risk-weighted assets	21.37%	20.27%	19.10%
Common Tier 1 (CET 1)	21.37%	20.27%	19.10%
Tier 1 (core) capital to adjusted tangible assets	9.60%	9.20%	11.31%

Sterling Bancorp, Inc.
Condensed Consolidated Balance Sheets (Unaudited)

(dollars in thousands)	March 31, 2021	December 31, 2020	% change	March 31, 2020	% change
Assets
Cash and due from banks	$873,223	$998,497	(13)%	$389,984	124%
Interest-bearing time deposits with other banks	5,528	7,021	(21)%	1,025	439%
Investment securities	259,686	304,958	(15)%	159,168	63%
Mortgage loans held for sale	19,848	22,284	(11)%	3,776	426%
Loans, net of allowance for loan losses of $71,871, 72,387 and $42,613	2,389,599	2,434,356	(2)%	2,799,645	(15)%
Accrued interest receivable	10,439	10,990	(5)%	13,221	(21)%
Mortgage servicing rights, net	4,626	5,688	(19)%	7,976	(42)%
Leasehold improvements and equipment, net	9,085	8,512	7%	9,081	0%
Operating lease right-of-use assets	18,791	19,232	(2)%	17,802	6%
Federal Home Loan Bank stock, at cost	22,950	22,950	0%	22,950	0%
Cash surrender value of bank-owned life insurance	32,631	32,495	0%	32,070	2%
Deferred tax asset, net	24,104	24,326	(1)%	18,113	33%
Other assets	23,517	22,736	3%	2,564	817%
Total assets	$3,694,027	$3,914,045	(6)%	$3,477,375	6%

Liabilities
Noninterest-bearing deposits	$61,329	$58,458	5%	$68,650	(11)%
Interest-bearing deposits	2,749,868	3,040,508	(10)%	2,576,643	7%
Deposits held for sale	78,035	—	N/M	—	N/M
Total deposits	2,889,232	3,098,966	(7)%	2,645,293	9%
Federal Home Loan Bank borrowings	318,000	318,000	0%	329,000	(3)%
Subordinated notes, net	65,384	65,341	0%	65,218	0%
Operating lease liabilities	20,056	20,497	(2)%	18,959	6%
Accrued expenses and other liabilities	79,439	91,650	(13)%	90,230	(12)%
Total liabilities	3,372,111	3,594,454	(6)%	3,148,700	7%

Shareholders’ Equity
Preferred stock, authorized 10,000,000 shares; no shares issued and outstanding	—	—		—	—
Common stock, no par value, authorized 500,000,000 shares; issued and outstanding 50,009,407 shares at March 31, 2021, 49,981,861 shares at December 31, 2020, and 50,067,738 shares at March 31, 2020	80,807	80,807	0%	80,807	0%
Additional paid-in capital	13,603	13,544	0%	13,319	2%
Retained earnings	227,178	224,853	1%	233,790	(3)%
Accumulated other comprehensive income	328	387	(15)%	759	(57)%
Total shareholders’ equity	321,916	319,591	1%	328,675	(2)%
Total liabilities and shareholders’ equity	$3,694,027	$3,914,045	(6)%	$3,477,375	6%

N/M- not meaningful

Sterling Bancorp, Inc.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	March 31,	December 31,	%	March 31,	%
(dollars in thousands, except per share amounts)	2021	2020	change	2020	change
Interest income:
Interest and fees on loans	$31,294	$33,758	(7)%	$39,525	(21)%
Interest and dividends on investment securities and restricted stock	390	646	(40)%	1,034	(62)%
Other interest	263	257	2%	434	(39)%
Total interest income	31,947	34,661	(8)%	40,993	(22)%
Interest expense:
Interest on deposits	6,702	8,254	(19)%	10,364	(35)%
Interest on Federal Home Loan Bank borrowings	838	857	(2)%	810	3%
Interest on subordinated notes	1,180	1,180	0%	1,177	0%
Total interest expense	8,720	10,291	(15)%	12,351	(29)%
Net interest income	23,227	24,370	(5)%	28,642	(19)%
Provision (recovery) for loan losses	(737)	27,592	(103)%	20,853	(104)%
Net interest income after provision (recovery) for loan losses	23,964	(3,222)	844%	7,789	208%
Non-interest income:
Service charges and fees	159	153	4%	117	36%
Investment management and advisory fees	—	246	(100)%	313	(100)%
Gain on sale of loans	398	593	(33)%	269	48%
Net servicing loss	(430)	(85)	(406)%	(911)	53%
Other income	326	466	(30)%	741	(56)%
Total non-interest income	453	1,373	(67)%	529	(14)%
Non-interest expense:
Salaries and employee benefits	7,848	9,049	(13)%	6,753	16%
Occupancy and equipment	2,196	2,243	(2)%	2,118	4%
Professional fees	8,755	8,859	(1)%	3,312	164%
Advertising and marketing	40	115	(65)%	273	(85)%
FDIC assessments	719	553	30%	19	N/M
Data processing	346	380	(9)%	335	3%
Net provision (recovery) for mortgage repurchase liability	(153)	2,502	(106)%	—	N/M
Recovery for contingent losses	—	(10,000)	100%	—	0%
Other	1,583	1,155	37%	1,425	11%
Total non-interest expense	21,334	14,856	44%	14,235	50%
Income (loss) before income taxes	3,083	(16,705)	118%	(5,917)	152%
Income tax expense (benefit)	758	(5,012)	115%	(1,887)	140%
Net income (loss)	$2,325	$(11,693)	120%	$(4,030)	158%
Income (loss) per share:
Basic	$0.05	$(0.23)		$(0.08)
Diluted	$0.05	$(0.23)		$(0.08)
Weighted average common shares outstanding:
Basic	49,851,202	49,843,925		49,837,662
Diluted	49,912,860	49,843,925		49,837,662

N/M- not meaningful

Sterling Bancorp, Inc.
Selected Financial Data (Unaudited)

	Three Months Ended
Performance Ratios:	March 31, 2021	December 31, 2020	March 31, 2020
Return on average assets	0.24%	(1.19)%	(0.49)%
Return on average shareholders' equity	2.87%	(13.92)%	(4.73)%
Yield on average interest earning assets	3.36%	3.57%	5.10%
Cost of average interest-bearing liabilities	1.05%	1.19%	1.79%
Net interest spread	2.31%	2.38%	3.31%
Net interest margin	2.45%	2.51%	3.57%
Efficiency ratio (1)	90.09%	57.71%	48.80%

(1)  Efficiency Ratio is computed as the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

Sterling Bancorp, Inc.
Yield Analysis and Net Interest Income (Unaudited)

	Three Months Ended
	March 31, 2021			December 31, 2020			March 31, 2020
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest earning assets
Loans (1)	$2,467,037	$31,294	5.07%	$2,608,437	$33,758	5.18%	$2,870,715	$39,525	5.51%
Securities, includes restricted stock	312,969	390	0.50%	324,978	646	0.80%	174,802	1,034	2.37%
Other interest earning assets	1,017,642	263	0.10%	950,405	257	0.11%	167,035	434	1.04%
Total interest earning assets	$3,797,648	$31,947	3.36%	$3,883,820	$34,661	3.57%	$3,212,552	$40,993	5.10%
Interest-bearing liabilities
Money Market, Savings and NOW	$1,382,390	$935	0.27%	$1,371,194	$1,554	0.45%	$1,257,276	$3,307	1.06%
Time deposits	1,592,064	5,767	1.47%	1,680,865	6,700	1.58%	1,173,693	7,057	2.41%
Total interest-bearing deposits	2,974,454	6,702	0.91%	3,052,059	8,254	1.07%	2,430,969	10,364	1.71%
FHLB borrowings	318,013	838	1.05%	318,000	857	1.05%	267,468	810	1.20%
Subordinated debt	65,358	1,180	7.22%	65,316	1,180	7.23%	65,194	1,177	7.22%
Total borrowings	383,371	2,018	2.11%	383,316	2,037	2.08%	332,662	1,987	2.36%
Total interest-bearing liabilities	$3,357,825	8,720	1.05%	$3,435,375	10,291	1.19%	$2,763,631	12,351	1.79%
Net interest income and spread (2)		$23,227	2.31%		$24,370	2.38%		$28,642	3.31%
Net interest margin (2)			2.45%			2.51%			3.57%

(1) Nonaccrual loans are included in the respective average loan balances. Income, if any, on such loans is recognized on a cash basis.

(2) Interest income does not include taxable equivalent adjustments.

Sterling Bancorp, Inc.
Loan Composition (Unaudited)

(dollars in thousands)	March 31, 2021	December 31, 2020	% change	March 31, 2020	% change
Residential real estate	$2,008,439	$2,033,526	(1)%	$2,345,328	(14)%
Commercial real estate	263,508	259,958	1%	279,508	(6)%
Construction	184,490	206,581	(11)%	198,115	(7)%
Commercial lines of credit	5,029	6,671	(25)%	19,271	(74)%
Other consumer	4	7	(43)%	36	(89)%
Total loans held for investment	2,461,470	2,506,743	(2)%	2,842,258	(13)%
Less: allowance for loan losses	(71,871)	(72,387)	(1)%	(42,613)	69%
Loans, net	$2,389,599	$2,434,356	(2)%	$2,799,645	(15)%

Mortgage loans held for sale	$19,848	$22,284	(11)%	$3,776	426%
Total gross loans	$2,481,318	$2,529,027	(2)%	$2,846,034	(13)%

Sterling Bancorp, Inc.
Allowance for Loan Losses (Unaudited)

	Three Months Ended
(dollars in thousands)	March 31, 2021	December 31, 2020	March 31, 2020
Balance at beginning of period	$72,387	$48,258	$21,730
Provision (recovery) for loan losses	(737)	27,592	20,853
Charge offs	—	(3,486)	—
Recoveries	221	23	30
Balance at end of period	$71,871	$72,387	$42,613

Sterling Bancorp, Inc.
Deposit Composition (Unaudited)

(dollars in thousands)	March 31, 2021	December 31, 2020	% change	March 31, 2020	% change
Noninterest bearing demand deposits	$61,784	$58,458	6%	$68,650	(10)%
Money Market, Savings and NOW	1,345,326	1,393,985	(3)%	1,199,033	12%
Time deposits	1,482,122	1,646,523	(10)%	1,377,610	8%
Total deposits	$2,889,232	$3,098,966	(7)%	$2,645,293	9%

Sterling Bancorp, Inc.
Capital and Credit Quality Ratios (Unaudited)

	At and for the Three Months Ended
(dollars in thousands)	March 31, 2021	December 31, 2020	March 31, 2020
Credit Quality Data
Nonperforming loans (1)	$83,578	$86,470	$16,356
Nonperforming loans to total loans (1)	3.40%	3.45%	0.58%
Other troubled debt restructurings (2)	7,646	8,246	24,434
Nonaccrual loans held for sale	18,572	19,375	—
Nonperforming assets (3)	109,963	114,258	40,790
Nonperforming assets to total assets	2.98%	2.92%	1.17%
Allowance for loan losses to total loans	2.92%	2.89%	1.50%
Allowance for loan losses to nonperforming loans	86%	84%	261%
Net charge offs (recoveries) to average loans	(0.01)%	0.13%	0.00%

(1)	Nonperforming loans include nonaccrual loans (including troubled debt restructurings on nonaccrual status) and loans past due 90 days or more and still accruing interest but exclude nonaccrual loans held for sale.

(2)	Other troubled debt restructurings exclude those loans presented as nonaccrual or past due 90 days or more and still accruing interest.

(3)	Nonperforming assets include nonperforming loans, nonaccrual loans held for sale, other troubled debt restructurings and other loan collateral acquired through foreclosure or repossession.